Exhibit 99.1

    THE J. M. SMUCKER COMPANY ANNOUNCES FOURTH QUARTER AND FULL-YEAR RESULTS

           COMPANY AGAIN ACHIEVES RECORD FULL-YEAR SALES AND EARNINGS
                SMUCKER'S, JIF AND CRISCO BRANDS CONTINUE TO GROW
               MULTIFOODS ACQUISITION ADDS TO BASE BUSINESS GROWTH
                  COMPANY PROVIDES ITS FISCAL YEAR 2006 OUTLOOK

ORRVILLE, Ohio, June 16, 2005---The J. M. Smucker Company (NYSE: SJM) today announced results for its fourth quarter and fiscal year ended April 30, 2005.

FOURTH QUARTER RESULTS

Company sales were $491.5 million for the fourth quarter of fiscal 2005, up 57 percent compared to $312.4 million in the fourth quarter of 2004. The acquired Multifoods businesses contributed $154.1 million to sales in the fourth quarter of 2005. Excluding the contribution of Multifoods, sales were up eight percent. Income from continuing operations was $26.8 million, an increase of 27 percent over $21.1 million in last year's fourth quarter. Sales growth and improved margins on the Company's existing business and the addition of Multifoods were mostly offset by merger and integration costs, an increase in restructuring expenses, start-up costs at the Company's Uncrustables(R) facility in Scottsville, Kentucky, and an increase in interest expense over the fourth quarter of last year. Earnings per diluted share from continuing operations for the fourth quarter of 2005 were $0.45, compared to $0.42 last year.

Income from continuing operations for the fourth quarter of 2005 included pretax merger and integration costs of $6.1 million, or $0.07 per diluted share, and restructuring charges of $5.2 million, or $0.06 per diluted share. Included in other income for the fourth quarter of 2004 was a net gain of approximately $0.02 per share related to the sale of the Company's Watsonville, California, facility. Income from continuing operations for the fourth quarter of 2004 included pretax merger and integration costs of $1.3 million, or $0.02 per diluted share, and restructuring charges of $7.0 million, or $0.08 per diluted share. Excluding these costs in both years, the Company's income from continuing operations was up 29 percent and earnings per diluted share would have been $0.58 and $0.52, in the fourth quarter of 2005 and 2004, respectively, an increase of twelve percent.

"Once again, our Smucker's(R), Jif(R) and Crisco(R) brands experienced good sales growth in the quarter, and the addition of the brands we acquired from Multifoods enhanced our performance," said Tim Smucker, chairman and co-chief executive officer. "For the year, the strong performance of our brands enabled us to absorb the startup costs at our new Uncrustables(R) facility and still achieve record earnings. We have positive momentum for the new year and are well-positioned to continue to grow profitably."

Net income for the fourth quarter of 2005 was down slightly to $22.1 million, or $0.38 per diluted share, compared to last year's fourth quarter net income of $22.2 million, or $0.44 per diluted share. Included in this quarter's net income was a loss from discontinued operations of $4.7 million, or $0.07 per diluted share compared to earnings from discontinued operations last year of $1.1 million, or $0.02 per diluted share. The operations of the Australian-based Henry Jones Foods business, the Brazilian operations, Smucker do Brasil Ltda., and the Multifoods' U.S. foodservice and bakery products business, all sold during the year, are included in discontinued operations.

FULL-YEAR RESULTS

Sales for the year ended April 30, 2005, were up 49 percent to $2,043.9 million, compared to $1,369.6 million in 2004. The acquired Multifoods businesses contributed $626.2 million to sales in 2005. Excluding the contribution of Multifoods and the industrial business, which was divested, sales were up five percent.

Income from continuing operations for 2005 was $130.5 million, or $2.26 per diluted share, compared to $111.3 million, or $2.21 per diluted share last year, an increase of 17 percent. Income from continuing operations for 2005 included pretax merger and integration costs of $18.0 million, or $0.20 per diluted share, and restructuring charges of $13.3 million, or $0.14 per diluted share. Income from continuing operations for 2004 included pretax merger and integration costs of $1.3 million, or $0.02 per diluted share, and restructuring charges of $15.8 million, or $0.19 per diluted share. Excluding these costs in 2005 and 2004, the Company's earnings per diluted share from continuing operations would have been $2.60 and $2.42, respectively.

"We are pleased with our performance for the year. We also remained focused on implementing our core strategy by selling several businesses that were not consistent with owning and marketing leading North American icon food brands sold in the center of the store," commented Richard Smucker, president and co-chief executive officer. "In addition, we made significant progress on our integration of the Multifoods businesses and took actions to generate greater supply chain savings in order to position us for improved profitability."

Net income for 2005 was $129.1 million, or $2.24 per diluted share, compared to $111.4 million, or $2.21 per diluted share last year. Included in net income for 2005 was a loss from discontinued operations of $1.4 million, or $0.02 per diluted share. Income from discontinued operations for 2004 was $0.1 million.

The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and year is included in the "Financial Highlights" table.

SCOTTSVILLE PLANT

During the first quarter of fiscal year 2005, the Company commenced operations of its Uncrustables facility in Scottsville, Kentucky. The Company has incurred start-up costs consisting primarily of additional labor, materials, and unabsorbed overhead. Production throughputs continue to improve at expected levels, and production is expected to continue to improve throughout 2006. The Company incurred approximately $6.8 million, or $0.07 per diluted share, in costs associated with the start-up during the fourth quarter of 2005 and $19.0 million, or $0.21 per diluted share, for the full year. Sales of Uncrustables for the year were approximately $60 million, an increase of 20 percent over last year. The Company continues to fully supply its customers and expects to have sufficient supply to meet future forecasted demand.

MARGINS

Operating income in the fourth quarter of 2005 increased 40 percent from the fourth quarter last year. As expected, operating margin decreased from 10.2 percent in the fourth quarter of 2004 to 9.0 percent in the fourth quarter of 2005. The Company's gross margin decreased from 33.2 percent in the fourth quarter of last year to 30.6 percent in the fourth quarter of this year, due primarily to the impact of the Multifoods businesses, which currently earn a lower margin than the Company's base business, and higher commodity costs. The Scottsville start-up costs, an increase in restructuring costs, and merger and integration expenses further impacted operating margin.

SD&A expenses as a percentage of sales declined from 21.9 percent in the fourth quarter of 2004 to 19.4 percent in the current quarter. For the year, SD&A as a percentage of sales declined from 21.7 percent to 20.0 percent.

Operating income for 2005 increased $43.8 million, or 25 percent, over last year and operating margin declined from 12.9 percent to 10.8 percent, due to the same factors impacting gross margin.

Interest expense increased from $1.3 million in the fourth quarter of 2004 to $6.2 million in the fourth quarter of 2005, and from $6.2 million in 2004 to $22.6 million in 2005, as a result of an increase in the Company's debt outstanding associated with the acquisition of Multifoods.

SEGMENT PERFORMANCE

U.S. RETAIL MARKET

Sales in the U.S. retail market segment for the fourth quarter of 2005 were $325.3 million, compared to $218.1 million in the fourth quarter of 2004, an increase of 49 percent. The Multifoods' brands contributed $79.0 million of the segment's sales in the quarter. Excluding the contribution of Multifoods, sales were up 13 percent for the quarter. Sales for 2005 were $1,405.2 million, compared to $1,002.3 million last year, an increase of 40 percent. The Multifoods' brands contributed $356.2 million of sales in 2005. Excluding the contribution of Multifoods, sales were up five percent for the year.

During the fourth quarter of 2005, sales in the consumer area increased 23 percent over the fourth quarter of last year, primarily driven by the addition of Hungry Jack(R), growth in the Smucker's and Jif brands, and continued growth of Uncrustables in the retail channel. In the consumer oils and baking area, sales more than doubled in the fourth quarter of 2005 compared to 2004, due to the addition of the Pillsbury(R), Martha White(R), and Pet(R) brands and an increase in Crisco sales of over 20 percent.

SPECIAL MARKETS

Sales in the special markets segment were $166.2 million in the fourth quarter of 2005, compared to $94.3 million for the fourth quarter of 2004. Multifoods contributed $75.1 million of the segment's sales in the quarter. Key contributors included the beverage business, up nine percent, and the foodservice business, up seven percent. Excluding the contribution from Multifoods and the U.S. industrial business, which the Company divested during the year, sales in the special markets segment increased five percent in the fourth quarter of 2005 as compared to the fourth quarter of last year.

Sales in the special markets segment were $638.7 million in 2005, compared to $367.3 million last year. Multifoods contributed $270.0 million of sales in 2005. Excluding the Multifoods sales and the U.S. industrial business, sales in the special markets segment were up five percent compared to last year.

OUTLOOK FOR FISCAL 2006

Results for 2006 will include an additional one and one-half months of Multifoods' operations compared to 2005. Operations for Multifoods in 2005 were included from the acquisition closing date of June 18, 2004.

The Company expects revenues in 2006 of approximately $2.16 billion, an increase of six percent. Growth in the base business and an additional month and one-half of Multifoods operations in 2006 will be partially offset by a reduction in sales due to the exit of the Company's industrial businesses.

The Company remains committed to increasing its earnings per share by its long-term annualized growth goal of eight percent, which equates to an earnings growth of approximately ten percent. The additional share count for 2006 accounts for the difference in the growth rates. This goal applies to continuing operations and excludes the impacts of restructuring, merger and integration costs, and gains and losses on sales of assets. Earnings for 2006 are expected to include approximately $12 million, or $0.13 per diluted share, in merger and integration costs and approximately $8 million, or $0.09 per diluted share, in restructuring costs. Capital expenditures are expected to approximate $75 million to $80 million in 2006.

CONFERENCE CALL

The Company will conduct an earnings conference call and webcast on Thursday, June 16, 2005, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by calling (888) 203-1112 or (719) 457-0820 and entering replay pass code 9042640. The audio replay will be available until Thursday, June 23, 2005.

ABOUT THE J. M. SMUCKER COMPANY

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes, and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes, and Bick's(R) pickles and condiments in Canada. For over 108 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

THE J. M. SMUCKER COMPANY FORWARD-LOOKING LANGUAGE

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the timing and amount of capital expenditures and merger and integration costs, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively ramp up and manage capacity related to Uncrustables, the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

CONTACTS:

The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

George G. Sent, Jr.
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Manager, Corporate Communications

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                                 Three Months Ended April 30,          Year Ended April 30,
                                                ------------------------------    ------------------------------
                                                     2005             2004             2005             2004
                                                -------------    -------------    -------------    -------------
                                                         (Dollars in thousands, except per share data)
Net  sales                                      $     491,454    $     312,389    $   2,043,877    $   1,369,556
Cost of products sold                                 340,616          203,865        1,383,995          878,491
Cost of products sold - restructuring                     689            4,845            2,466            8,464
                                                -------------    -------------    -------------    -------------
Gross Profit                                          150,149          103,679          657,416          482,601
Selling, distribution, and administrative
expenses                                               95,270           68,502          407,839          296,954
Other restructuring costs                               4,496            2,162           10,854            7,362
Merger and integration costs                            6,069            1,266           17,954            1,266
                                                -------------    -------------    -------------    -------------
Operating Income                                       44,314           31,749          220,769          177,019
Interest income                                         2,254              809            4,683            2,761
Interest expense                                       (6,196)          (1,296)         (22,555)          (6,209)
Other income - net                                      1,232            2,853            1,717            3,599
                                                -------------    -------------    -------------    -------------
Income from Continuing Operations
Before Income Taxes                                    41,604           34,115          204,614          177,170
Income taxes                                           14,818           13,013           74,154           65,872
                                                -------------    -------------    -------------    -------------
Income from Continuing Operations                      26,786           21,102          130,460          111,298
Loss on sale of discontinued operations,
net of tax                                             (3,290)               -           (1,253)               -
Discontinued operations, net of tax                    (1,384)           1,078             (134)              52
                                                -------------    -------------    -------------    -------------
Net Income                                      $      22,112    $      22,180    $     129,073    $     111,350
                                                =============    =============    =============    =============

Earnings per common share:
     Income from continuing operations          $        0.46    $        0.42    $        2.29    $        2.23
     Discontinued operations                            (0.08)            0.02            (0.03)            0.01
                                                -------------    -------------    -------------    -------------
     Net income                                 $        0.38    $        0.44    $        2.26    $        2.24
                                                =============    =============    =============    =============

     Income from continuing operations -
     assuming dilution                          $        0.45    $        0.42    $        2.26    $        2.21

     Discontinued operations - assuming
     dilution                                           (0.07)            0.02            (0.02)               -
                                                -------------    -------------    -------------    -------------
     Net income - assuming dilution             $        0.38    $        0.44    $        2.24    $        2.21
                                                =============    =============    =============    =============

Dividends declared per common share             $        0.27    $        0.25    $        1.02    $        0.94
                                                =============    =============    =============    =============

Weighted-average shares outstanding                58,261,152       49,944,566       57,086,734       49,816,926
                                                =============    =============    =============    =============
Weighted-average shares outstanding -
assuming dilution                                  58,963,433       50,657,023       57,748,780       50,395,747
                                                =============    =============    =============    =============

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                                               April 30,
                                                      ---------------------------
                                                          2005           2004
                                                      ------------   ------------
                                                         (Dollars in thousands)
ASSETS
Current Assets:
     Cash and cash equivalents                        $     58,085   $    104,551
     Marketable securities                                  17,739         15,074
     Trade receivables                                     145,734         93,617
     Inventories                                           284,487        179,863
     Current assets of discontinued operations                   -         46,202
     Other current assets                                   49,806         11,544
                                                      ------------   ------------
         Total Current Assets                              555,851        450,851

Property, Plant, and Equipment, Net                        521,101        317,521

Other Noncurrent Assets:
     Goodwill                                              951,208        523,660
     Other intangible assets, net                          469,758        317,237
     Marketable securities                                  59,074         41,589
     Other assets                                           78,902         33,267
                                                      ------------   ------------
         Total Noncurrent Assets                         1,558,942        915,753
                                                      ------------   ------------
                                                      $  2,635,894   $  1,684,125
                                                      ============   ============

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
     Notes payable                                    $     33,378              -
     Current portion of long-term debt                      17,000              -
     Accounts payable                                      105,290         62,232
     Current liabilities of discontinued operations              -          8,548
     Other current liabilities                             152,624        104,440
                                                      ------------   ------------
         Total Current Liabilities                         308,292        175,220

Noncurrent Liabilities:
     Long-term debt, net of current portion                431,560        135,000
     Other noncurrent liabilities                          205,242        163,212
                                                      ------------   ------------
         Total Noncurrent Liabilities                      636,802        298,212

Shareholders' Equity, net                                1,690,800      1,210,693
                                                      ------------   ------------
                                                      $  2,635,894   $  1,684,125
                                                      ============   ============

                            The J. M. Smucker Company
              UNAUDITED SUMMARY OF QUARTERLY RESULTS OF OPERATIONS

Summary of Quarterly Results of Operations

The following is a summary of unaudited quarterly results of operations for the years ended April 30, 2005 and 2004.

                                                                                                             Earnings per Common
                                                                                                               Share - Assuming
(Dollars in  thousands, except per share data)                                  Earnings per Common Share          Dilution
----------------------------------------------------------------------------------------------------------------------------------
                                                       Income From               Income From                Income From
                                               Gross    Continuing        Net     Continuing          Net    Continuing        Net
              Quarter Ended    Net Sales      Profit    Operations     Income     Operations       Income    Operations     Income
----------------------------------------------------------------------------------------------------------------------------------
   2005       July 31, 2004    $ 413,267   $ 144,188   $    27,487   $ 32,848    $      0.51     $   0.61   $      0.50   $   0.60
           October 31, 2004      588,922     188,881        40,663     38,005           0.70         0.65          0.69       0.65
           January 31, 2005      550,234     174,198        35,524     36,108           0.61         0.62          0.60       0.61
             April 30, 2005      491,454     150,149        26,786     22,112           0.46         0.38          0.45       0.38
----------------------------------------------------------------------------------------------------------------------------------
   2004       July 31, 2003    $ 339,176   $ 119,426   $    26,357   $ 25,785    $      0.53     $   0.52   $      0.53   $   0.51
           October 31, 2003      374,203     132,970        32,719     32,067           0.66         0.64          0.65       0.64
           January 31, 2004      343,788     126,526        31,120     31,318           0.62         0.63          0.62       0.62
             April 30, 2004      312,389     103,679        21,102     22,180           0.42         0.44          0.42       0.44
==================================================================================================================================

The first quarter of 2005 and all quarters of 2004 reflect the restatement of previously reported quarterly information for discontinued operations.

Annual earnings per share may not equal the sum of the individual quarters due to differences in the average number of shares outstanding during the respective periods.

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                                                   Three Months Ended             Year Ended
                                                                        April 30,                  April 30,
                                                                 -----------------------   ------------------------
                                                                    2005         2004         2005          2004
                                                                 ----------   ----------   ----------   -----------
                                                                   (Dollars in thousands, except per share data)
Net sales                                                        $  491,454   $  312,389   $2,043,877   $ 1,369,556

Net income and net income per common share:
    Net income                                                   $   22,112   $   22,180   $  129,073   $   111,350
    Net income per common share -- assuming dilution             $     0.38   $     0.44   $     2.24   $      2.21

Income and income per common share from continuing operations:
    Income                                                       $   26,786   $   21,102   $  130,460   $   111,298
    Income per common share -- assuming dilution                 $     0.45   $     0.42   $     2.26   $      2.21

Income and income per common share from continuing operations before restructuring and merger and integration costs: (1)
    Income                                                       $   33,994   $   26,279   $  150,401   $   122,035
    Income per common share -- assuming dilution                 $     0.58   $     0.52   $     2.60   $      2.42

(1) Reconciliation to income from continuing operations:
    Income from continuing operations before income taxes        $   41,604   $   34,115   $  204,614   $   177,170
    Merger and integration costs                                      6,069        1,266       17,954         1,266
    Cost of products sold - restructuring                               689        4,845        2,466         8,464
    Other restructuring costs                                         4,496        2,162       10,854         7,362
                                                                 ----------   ----------   ----------   -----------

    Income from continuing operations before income taxes,
    restructuring, and merger and integration costs                  52,858       42,388      235,888       194,262
    Income taxes                                                     18,864       16,109       85,487        72,227
                                                                 ----------   ----------   ----------   -----------
    Income from continuing operations before restructuring and
    merger and integration costs                                 $   33,994   $   26,279   $  150,401   $   122,035
                                                                 ==========   ==========   ==========   ===========

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